Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel
P.O. Box 626	Senior Vice President and
Bassett, VA 24055	Chief Financial Officer
(276) 629-6614 – Investors

Peter D. Morrison
Vice President of Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release

Bassett Announces Fiscal Second Quarter Results

(Bassett, Va.) – July 2, 2019 – Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today its results of operations for its fiscal quarter ended June 1, 2019.

Fiscal 2019 Second Quarter Highlights

(Dollars in millions)

	Sales				Operating Income (Loss)
	2nd Qtr		Dollar	%	2nd Qtr	% of	2nd Qtr	% of
	2019	2018	Change	Change	2019	Sales	2018	Sales
Consolidated (1)	$108.2	$117.0	$(8.8)	-7.5%	$0.7	0.6%	$5.7	4.8%

Wholesale	$63.1	$63.8	$(0.8)	-1.0%	$3.2	5.0%	$3.0	4.8%

Total Retail	$62.6	$68.7	$(6.1)	-8.9%	$(3.0)	-4.7%	$1.6	2.4%

59 Comparable Stores	$56.3	$66.1	$(9.8)	-14.8%	$(1.7)	-3.0%	$2.4	3.7%

Logistical Services (2)	$20.1	$21.2	$(1.1)	-5.4%	$0.3	1.3%	$0.3	1.4%

(1)

Our consolidated results include certain intercompany eliminations. See the “Segment Information” table below for an illustration of the effects of these intercompany eliminations on our consolidated sales and operating income.

(2)

Current and prior period sales have been retrospectively restated to reflect the transfer of intercompany home delivery services from logistical services to retail. The effect of the transfer on operating income was not material.

Net income for the quarter was $0.4 million or $0.04 per diluted share as compared to $4.3 million or $0.40 per diluted share for the prior year quarter.

“The second quarter of fiscal 2019 was tough,” commented Rob Spilman, Chairman and CEO. “The overall retail home furnishings sector was sluggish and sales in our corporate store network were down sharply on both a written and delivered sales basis. The significant declines in our written sales around President’s Day and the month of April resulted in the reported delivered comparable sales shortfall for the quarter. These trends coupled with store startup losses in new stores opened less than a year and a markedly negative comparison to the hurricane fueled sales and profits generated in Houston in 2018 were significantly detrimental to our bottom line. Relatively strong sales around our quarter ending Memorial Day Sale provided a much-needed boost to our order backlogs as we entered the third quarter. In addition, sales trends for the June promotions were slightly better than last year. Positively, we generated $6.8 million of operating cash flow for the period, keeping our balance sheet in a solid position with $34.2 million of cash and short-term investments, over $22 million available on our credit facility, and no long-term debt.”

“In reaction to the challenging big ticket retail environment, we are mobilized on multiple fronts,” continued Spilman. “There is no doubt that more aggressive use of discounts and credit promotions increasingly characterize today’s furniture retail space. We successfully employed our variation of these tactics over the three week Memorial Day promotion. Going forward, we will use a mix of newly crafted promotional messages and consumer financing designed to more overtly emphasize the value of our products. In concert, we have strengthened our long standing ‘30 Days in the Home’ on custom furniture with the addition of a ‘14 Days in the Home’ message on a series of wood and upholstery items. Furthermore, as we mentioned after the first quarter, we are expanding our opening price point merchandise assortment to expand our reach with value conscious consumers. Coupled with our digital engagement strategy, we are encouraged by the page views that the new value oriented merchandise has generated. Again, although we remain committed to our design makeover and custom furniture strategy, we have concluded that a layer of opening price point merchandise with a compelling delivery promise will bring a new customer to Bassett. We believe that our manufacturing efficiencies and our supply chain will allow us to pursue these tactics without sacrificing our wholesale and retail gross margins. Over 75% of Bassett branded products shipped from an American factory in the quarter and we will leverage our ability to manufacture and deliver our products with heightened speed and value.”

Wholesale Segment

Net sales for the wholesale segment were $63.1 million for the second quarter of 2019 as compared to $63.8 million for the second quarter of 2018, a decrease of $0.7 million or 1.0%. This decrease was primarily driven by a 7% decrease in furniture shipments to the open market (outside the Bassett Home Furnishings network), partially offset by a $0.3 million increase in Lane Venture shipments. Shipments to the Bassett Home Furnishings network were essentially flat as compared to the prior year quarter. Gross margin for the wholesale segment was 34.3% for the second quarter of 2019 as compared to 32.9% for the prior year quarter. This increase was primarily driven by higher margins in the domestic custom upholstery operations as price increases implemented during the third quarter of 2018 offset the increased raw material costs experienced late in 2017 and early 2018. Wholesale SG&A for the second quarter of 2019 was $18.5 million as compared to $17.9 million for the prior year period. SG&A as a percentage of sales increased to 29.3% as compared to 28.1% for the second quarter of 2018. This increase in SG&A as a percentage of sales was primarily driven by higher over-the-road freight costs along with higher marketing and other brand development costs, partially offset by lower incentive compensation costs. Operating income was $3.2 million or 5.0% of sales for the second quarter of 2019 as compared to $3.0 million or 4.8% of sales in the prior year.

“Consolidated wholesale sales declined by 1.0% for the period,” added Spilman. “Without the ongoing wind down of our juvenile division, wholesale sales were actually flat. Bolstered by a 5% increase in our revamped HGTV Home Design Studio by Bassett line, sales of our domestically produced Bassett Custom Upholstery segment grew slightly while profitability grew by 7%. Our imported Bassett Leather motion and stationary product sales declined by 12% as complications from the Chinese tariff situation hampered customers that directly import containers of these products. Working closely with our longtime Asian partner, we have moved the majority of these goods out of China to be able to source the same product at pre-tariff pricing. A highlight of the quarter was our Lane Venture division. Sales grew by double digits and profits tripled as our high level of service has begun to resonate with our dealer base through repeat orders. On the wood products side, our imported Bassett Casegoods volume grew slightly while our domestic Bassett Custom Wood product sales declined from last year’s record pace. We moved our imported wood products to Vietnam over 10 years ago and are consequently buffered from the turmoil surrounding the large amounts of wood products that are still imported from China. We continue with the exit process from the juvenile furniture business and we were able to move about 40% of the remaining inventory during the period. All in all, our wholesale operations ran well during the period and were able to increase profits despite reduced factory work schedules brought on by the tepid retail environment.”

Retail Segment

Net sales for the 70 Company-owned Bassett Home Furnishings stores were $62.6 million for the second quarter of 2019 as compared to $68.7 million for the second quarter of 2018, a decrease of $6.1 million or 8.9%. This decrease was due to a $9.8 million or 14.8% decrease in sales for the 59 comparable stores, partially offset by an increase of $3.7 million in non-comparable store sales as the Company has opened 10 stores over the last 18 months.

While the Company does not recognize sales until goods are delivered to the consumer, management tracks written sales (the retail dollar value of sales orders taken, rather than delivered) as a key store performance indicator. Written sales for comparable stores decreased by 7.4% for the second quarter of 2019 as compared to the second quarter of 2018.

The consolidated retail operating loss for the second quarter of 2019 was $3.0 million as compared to operating income of $1.6 million for the second quarter of 2018, a decrease of $4.6 million. The 59 comparable stores generated an operating loss of $1.7 million for the quarter, or 3.0% of sales, as compared to operating income of $2.4 million, or 3.7% of sales, for the prior year quarter. Gross margins for comparable stores were 50.8% for the second quarter of 2019 as compared to 52.1% for the second quarter of 2018.  This decrease was primarily due to increased wholesale costs as a result of tariffs on Chinese products instituted in late 2018 along with higher costs of freight, both of which were passed on in a wholesale price increase in January 2019. Although most of the Company’s goods are domestically made, and most of its other goods are imported from countries outside of China, the most significant impact from the tariffs has been in the cost of the fabric that the Company uses in its upholstered furniture manufactured in the United States. The Company implemented a retail price increase late in the second quarter to mitigate these cost increases.

SG&A expenses for comparable stores decreased $1.7 million to $30.3 million or 53.8% of sales as compared to $32.0 million or 48.4% of sales for the second quarter of 2018. The increase as a percentage of sales was primarily due to a de-leveraging of fixed costs from lower sales volumes, inefficiencies in the warehouse and home delivery operation and higher financing costs as more of the Company’s retail customers chose to finance their purchases through the Company’s third-party credit provider. These increases were partially offset by various fixed cost decreases that resulted from changes in the Company’s cost structure.

Non-comparable stores generated sales of $6.2 million with an operating loss of $1.3 million as compared to sales of $2.5 million and an operating loss of $0.8 million in the prior year quarter. As part of the $1.3 million loss for the second quarter of 2019, the Company incurred $0.4 million in new store pre-opening costs, an increase of $0.2 million from the prior year. In addition, the Company incurred $0.3 million of post opening startup losses compared to $0.4 million in the second quarter of 2018.

“Of course, the big story of the quarter and the year to date is the loss generated by our corporate retail segment,” said Spilman. “The swing from retail profitability to a loss is being addressed, not only by the new promotional and merchandising strategies, but also by thoroughly examining our cost structure. Our bottom line will also improve through a reduction of store startup expenses resulting from the lack of new store openings that are currently in the pipeline. Specifically, our Princeton, NJ location opening in the 4th quarter is the only remaining new store this year. Our Sarasota, Florida store opened in April; the only new store in the period following the four new corporate stores and the one repositioned location that debuted in the first quarter. Pre- and post-opening store expenses to date total $2.0 million this year. We anticipate that the forthcoming rate of this expense will dramatically decline in the next few quarters. Also noteworthy is our methodical pursuit of the formula to digitally engage consumers and drive them to our website and our stores. We are encouraged by recent upticks in web traffic and in the number of first-time users that are engaging with our brand. The cost of our digital strategy is being weighed against our television and direct mail expenditures, both of which have declined as a result of increased digital investment. Third-party consumer finance costs have increased as periodic credit promotions have been effective in closing larger ticket sales and are believed to be a mechanism that we should employ more frequently in the future.”

Logistical Services Segment

Revenues for Zenith were $20.1 million for the second quarter of 2019 as compared to $21.2 million for 2018, a decrease of $1.1 million or 5.4%.  This decrease was primarily due to the previously announced discontinuation of home delivery services to third-party customers. Zenith’s operating expenses were $19.8 million or 98.7% of sales as compared to $20.9 million or 98.6% of sales for the prior year period.

“Absent the retail home delivery business that Zenith exited late last year, overall revenue was flat for the division in the quarter,” continued Spilman. “The Zenith team continues to perfect their new distribution model that entails transporting large loads to population centers that are subsequently broken down and delivered to retailers on smaller, more nimble 26 foot trucks. Given their experience to date of better speed to market and improved driver recruitment capabilities, they are optimistic that the new template has addressed the constraints that have faced them over the past few years in a very tight labor environment.”

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality home furnishings. With 103 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes stylish, custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, free in-home design visits, and coordinated decorating accessories. Bassett also has a traditional wholesale business with more than 700 accounts on the open market, across the United States and internationally and a logistics business specializing in home furnishings. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results or changes in operations for periods beyond the end of the second fiscal quarter of 2019, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; the success of marketing, logistics, retail and other initiatives; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

###

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income - unaudited
(In thousands, except for per share data)

	Quarter Ended				Six Months Ended
	June 1, 2019		May 26, 2018		June 1, 2019		May 26, 2018
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Sales revenue:
Furniture and accessories	$95,824		$102,675		$203,181		$198,798
Logistics	12,366		14,305		25,850		28,454
Total sales revenue	108,190	100.0%	116,980	100.0%	229,031	100.0%	227,252	100.0%

Cost of furniture and accessories sold	42,530	39.3%	45,660	39.0%	91,707	40.0%	88,929	39.1%

Selling, general and administrative expenses excluding new store pre-opening costs	64,590	59.7%	65,456	56.0%	133,976	58.5%	129,707	57.1%
New store pre-opening costs	369	0.3%	201	0.2%	863	0.4%	903	0.4%
Early retirement program	-	0.0%	-	0.0%	835	0.4%	-	0.0%
Income from operations	701	0.6%	5,663	4.8%	1,650	0.7%	7,713	3.4%

Other loss, net	(145)	-0.1%	(233)	-0.2%	(268)	-0.1%	(860)	-0.4%
Income before income taxes	556	0.5%	5,430	4.6%	1,382	0.6%	6,853	3.0%

Income tax provision	111	0.1%	1,141	1.0%	329	0.1%	3,477	1.5%
Net income	$445	0.4%	$4,289	3.7%	$1,053	0.5%	$3,376	1.5%

Basic earnings per share	$0.04		$0.40		$0.10		$0.32

Diluted earnings per share	$0.04		$0.40		$0.10		$0.31

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	June 1, 2019	November 24, 2018
Assets
Current assets
Cash and cash equivalents	$11,581	$33,468
Short-term investments	22,643	22,643
Accounts receivable, net	20,906	19,055
Inventories, net	66,715	64,192
Other current assets	14,652	9,189
Total current assets	136,497	148,547

Property and equipment, net	106,089	104,863

Other long-term assets
Deferred income taxes, net	3,250	3,266
Goodwill and other intangible assets	28,291	28,480
Other	6,374	6,485
Total long-term assets	37,915	38,231
Total assets	$280,501	$291,641

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$19,587	$27,407
Accrued compensation and benefits	11,299	12,994
Customer deposits	24,910	27,157
Other accrued liabilities	11,667	14,261
Total current liabilities	67,463	81,819

Long-term liabilities
Post employment benefit obligations	12,623	13,173
Other long-term liabilities	13,249	6,340
Total long-term liabilities	25,872	19,513

Stockholders’ equity
Common stock	52,262	52,638
Retained earnings	137,127	140,009
Accumulated other comprehensive loss	(2,223)	(2,338)
Total stockholders' equity	187,166	190,309
Total liabilities and stockholders’ equity	$280,501	$291,641

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows - unaudited
(In thousands)

	Six Months Ended
	June 1, 2019	May 26, 2018
Operating activities:
Net income	$1,053	$3,376
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	6,735	6,688
Gain on sale of property and equipment	(3)	(136)
Deferred income taxes	23	2,183
Other, net	(276)	1,243
Changes in operating assets and liabilities
Accounts receivable	(1,824)	124
Inventories	(3,355)	(3,689)
Other current and long-term assets	(3,274)	(2,311)
Customer deposits	(2,247)	(5,014)
Accounts payable and other liabilities	(5,774)	(2,185)
Net cash provided by (used in) operating activities	(8,942)	279

Investing activities:
Purchases of property and equipment	(8,313)	(7,662)
Proceeds from sale of property and equipment	11	2,463
Cash paid for business acquisition	-	(15,556)
Other	343	(527)
Net cash used in investing activities	(7,959)	(21,282)

Financing activities:
Cash dividends	(2,603)	(6,124)
Proceeds from the exercise of stock options	25	27
Other issuance of common stock	159	173
Repurchases of common stock	(2,347)	(823)
Taxes paid related to net share settlement of equity awards	-	(522)
Repayments of notes payable	(220)	(3,128)
Net cash used in financing activities	(4,986)	(10,397)
Change in cash and cash equivalents	(21,887)	(31,400)
Cash and cash equivalents - beginning of period	33,468	53,949
Cash and cash equivalents - end of period	$11,581	$22,549

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Segment Information - unaudited
(In thousands)

	Quarter Ended		Six Months Ended
	June 1, 2019	May 26, 2018	June 1, 2019	May 26, 2018
Net Sales
Wholesale	$63,131	$63,788	$135,912	$126,888
Retail - Company-owned stores	62,568	68,682	132,197	133,343
Logistical services (1)	20,093	21,229	41,844	42,651
Inter-company eliminations:
Furniture and accessories	(29,875)	(29,795)	(64,929)	(61,433)
Logistical services (1)	(7,727)	(6,924)	(15,993)	(14,197)
Consolidated	$108,190	$116,980	$229,031	$227,252

Operating Income
Wholesale	$3,173	$3,039	$7,355	$6,103
Retail	(2,953)	1,626	(5,999)	113
Logistical services	252	289	964	619
Inter-company elimination	229	709	165	878
Early retirement program	-	-	(835)	-
Consolidated	$701	$5,663	$1,650	$7,713

(1) Prior period sales have been retrospectively restated to reflect the transfer of intercompany home delivery services from logistical services to retail. The effect of the transfer on operating income was not material.

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Rollforward of BHF Store Count

	November 24,				June 1,
	2018	Opened*	Closed*	Transfers	2019

Company-owned stores	65	5	-	-	70
Licensee-owned stores	32	1	-	-	33

Total	97	6	-	-	103

* Does not include openings and closures due to relocation of existing stores within a market.

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Supplemental Retail Information--unaudited
(In thousands)

	59 Comparable Stores				57 Comparable Stores
	Quarter Ended		Quarter Ended		Six Months Ended		Six Months Ended
	June 1, 2019		May 26, 2018		June 1, 2019		May 26, 2018
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$56,325	100.0%	$66,136	100.0%	$118,279	100.0%	$127,884	100.0%

Cost of sales	27,715	49.2%	31,687	47.9%	58,748	49.7%	62,177	48.6%

Gross profit	28,610	50.8%	34,449	52.1%	59,531	50.3%	65,707	51.4%

Selling, general and administrative expense*	30,285	53.8%	32,030	48.4%	62,128	52.5%	62,822	49.1%

Income (loss) from operations	$(1,675)	-3.0%	$2,419	3.7%	$(2,597)	-2.2%	$2,885	2.3%

	All Other Stores				All Other Stores
	Quarter Ended		Quarter Ended		Six Months Ended		Six Months Ended
	June 1, 2019		May 26, 2018		June 1, 2019		May 26, 2018
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$6,243	100.0%	$2,546	100.0%	$13,918	100.0%	$5,459	100.0%

Cost of sales	3,063	49.1%	1,242	48.8%	6,981	50.2%	2,746	50.3%

Gross profit	3,180	50.9%	1,304	51.2%	6,937	49.8%	2,713	49.7%

Selling, general and administrative expense	4,089	65.5%	1,896	74.5%	9,476	68.1%	4,582	83.9%
Pre-opening store costs**	369	5.9%	201	7.9%	863	6.2%	903	16.5%

Income (loss) from operations	$(1,278)	-20.5%	$(793)	-31.1%	$(3,402)	-24.4%	$(2,772)	-50.8%

*Comparable store SG&A includes retail corporate overhead and administrative costs.

**Pre-opening store costs include the accrual for straight-line rent recorded during the period between date of possession and store opening date, employee payroll and training costs prior to store opening and other various expenses incurred prior to store opening.